UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 20, 2005
Commission File Number 333-112528
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01. Other Events
Earlier this year, Vought Aircraft Industries, Inc. (“Vought” or the “Company”) disclosed that, due to changes in operational requirements and market dynamics that affect the Company’s production needs, the Company was re-evaluating its closure plans for its Nashville and Stuart facilities. Following such re-evaluation, the Company currently intends to keep the Nashville and Stuart facilities open to support certain programs whose future deliveries do not currently justify the costs to move the programs to Dallas.
Vought previously estimated its investments in the Boeing 787 program and the site consolidation program to total $876 million, with approximately half of this aggregate amount related to each initiative. As a result of the reduction in scope of the consolidation program, the Company now estimates that its required capital investment will be approximately $100 million below the original estimate. However, as reported previously, disruption and other non-recurring transition costs related to the site consolidation program recorded through the third quarter have been higher than anticipated. The Company continues to refine its estimate for the remaining investment required to complete the transition.
In addition, Vought had previously projected that it would realize estimated annual savings from the site consolidation program of approximately $50 million. Based on the reduced scope of the consolidation plan, the Company now anticipates that the realization of savings will be delayed and materially less than originally planned. Vought continues to refine its estimates for actual cost savings that will be realized upon completion of the transition.
The Company currently believes that the changes to the site consolidation plan will have no impact on the previously announced cost reduction initiatives that were outside the scope of the site consolidation, estimated to generate $50 million in annual savings when fully realized. As announced in the third quarter earnings release, those cost reduction initiatives remain on track.

SIGNATURES
     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: December 20, 2005	/s/ Wendy Hargus
Wendy Hargus
Treasurer